Exhibit 3.147

CERTIFICATE OF FORMATION

OF

PEABODY GATEWAY NORTH MINING, LLC

1.	The name of the limited liability company is PEABODY GATEWAY NORTH MINING, LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, zip code 19808. The name of its registered agent at such address is Corporation Service Company.

3.	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 6th day of April, 2010.

By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Authorized Person